EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2025 First Quarter Results

• Net Sales of $1.1 Billion Up 0.3% YoY; Down 3.0% on an Organic Daily Basis
• Net Income of $92.1 Million, or $2.36 Per Share Down 1.0% YoY
• EBITDA of $129.0 Million Down 3.3% YoY
• Operating Cash Flow of $127.7 Million; Free Cash Flow of $122.2 Million
• Increasing FY25 EPS Guidance to $9.25 to $10.00
• Reiterate FY25 Sales and EBITDA Margin Guidance

CLEVELAND, OHIO (October 24, 2024) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2025 first quarter ended September 30, 2024.

Net sales for the quarter of $1.1 billion increased 0.3% over the prior year. The change includes a 2.0% increase from acquisitions and a 1.6% benefit from one extra selling day, partially offset by a negative 0.3% impact from foreign currency translation. Excluding these factors, sales decreased 3.0% on an organic daily basis reflecting a 1.4% decrease in the Service Center segment and a 6.1% decrease in the Engineered Solutions segment. The Company reported net income of $92.1 million, or $2.36 per share, and EBITDA of $129.0 million. On a pre-tax basis, results include $2.0 million ($0.04 after tax per share) of LIFO expense compared to $4.6 million ($0.09 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “I’m encouraged by the start to fiscal 2025. While the demand backdrop remains mixed, first-quarter sales exceeded our expectations and strengthened during September. Positive trends are developing across our Engineered Solutions segment including stronger orders within our Automation operations and the technology sector, while Service Center segment sales held steady as the quarter progressed. As expected, margin trends were more modest against difficult comparisons, mix dynamics, and softer volumes early in the quarter. We remain prudent with cost measures but balanced considering firming demand the past couple of months, while protecting investments in key strategic growth initiatives during the quarter. Additionally, free cash flow nearly doubled over the prior year to record first quarter levels. Our cash flow growth potential remains significant as we continue to scale our differentiated industry position, benefit from working capital initiatives, and enhance our margin profile.”

Mr. Schrimsher added, “Looking ahead, we expect near-term sales to remain choppy as customers slowly reengage production and capital investments ahead of the upcoming U.S. Election and seasonally slower fall and winter months. Organic sales month to date in October are trending down by a mid single-digit percent year over year, though partially impacted by recent hurricane disruption in the Southeast. That said, we remain constructive on our setup with various self-help and secular tailwinds supporting above market growth and ongoing margin expansion. Combined with easing interest rates and easier comparisons, we see ongoing potential for stronger sales and earnings trends as the year progresses. Lastly, we expect greater capital deployment focused on growth investments including strategic bolt-on and mid-size acquisitions, as well as opportunistic share repurchases and dividend growth.”

Fiscal 2025 Guidance
Today, the Company is modestly increasing fiscal 2025 EPS guidance to a range of $9.25 to $10.00 (prior $9.20 to $9.95) to primarily reflect updated assumptions for Interest and Other Income following fiscal 2025 first quarter results. The Company is maintaining guidance for sales of down 2.5% to up 2.5% including down 4.0% to up 1.0% on an organic daily basis, as well as EBITDA margins of 12.1% to 12.3%. Guidance incorporates ongoing economic uncertainty and potential margin pressures reflecting expense deleveraging on muted sales trends, ongoing inflationary headwinds, and growth investments. Guidance does not assume contribution from future acquisitions or share buybacks.

Dividend
Today the Company also announced that its Board of Directors declared a quarterly cash dividend of $0.37 per common share, payable on November 29, 2024, to shareholders of record on November 15, 2024.

Conference Call Information
The Company will host a conference call at 10 a.m. ET today to discuss the quarter’s results and outlook. A live audio webcast and supplemental presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 800-715-9871 (toll free) or 646-307-1963 using conference ID 3459273. Replays of the call will be available via webcast, as well as by telephone for one week by dialing 800-770-2030 (toll free) using conference ID 3459273.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance,” “assume,” “optimistic,” “believe,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,
	2024	2023
Net Sales	$1,098,944	$1,095,188
Cost of sales	773,862	770,106
Gross Profit	325,082	325,082
Selling, distribution and administrative expense,
including depreciation	211,910	204,402
Operating Income	113,172	120,680
Interest (income) expense, net	(627)	1,320
Other (income) expense, net	(2,281)	431
Income Before Income Taxes	116,080	118,929
Income tax expense	24,017	25,103
Net Income	$92,063	$93,826
Net Income Per Share - Basic	$2.40	$2.42
Net Income Per Share - Diluted	$2.36	$2.39
Average Shares Outstanding - Basic	38,398	38,700
Average Shares Outstanding - Diluted	38,944	39,310

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	June 30,
	2024	2024

Assets
Cash and cash equivalents	$538,520	$460,617
Accounts receivable, net	691,512	724,878
Inventories	497,568	488,258
Other current assets	81,950	96,148
Total current assets	1,809,550	1,769,901
Property, net	119,061	118,527
Operating lease assets, net	145,043	133,289
Intangibles, net	242,744	245,870
Goodwill	624,217	619,395
Other assets	62,596	64,928
Total Assets	$3,003,211	$2,951,910

Liabilities
Accounts payable	$265,136	$266,949
Current portion of long-term debt	25,003	25,055
Other accrued liabilities	188,161	209,096
Total current liabilities	478,300	501,100
Long-term debt	572,288	572,279
Other liabilities	200,546	189,750
Total Liabilities	1,251,134	1,263,129
Shareholders' Equity	1,752,077	1,688,781
Total Liabilities and Shareholders' Equity	$3,003,211	$2,951,910

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended September 30,

	2024	2023

Cash Flows from Operating Activities
Net income	$92,063	$93,826
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	5,924	5,717
Amortization of intangibles	7,600	7,393
Provision for losses on accounts receivable	1,056	867
Amortization of stock appreciation rights and options	1,326	844
Other share-based compensation expense	1,675	1,976
Changes in assets and liabilities, net of acquisitions	16,587	(45,245)
Other, net	1,516	831
Net Cash provided by Operating Activities	127,747	66,209
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(10,498)	(21,440)
Capital expenditures	(5,549)	(4,340)
Proceeds from property sales	831	123
Net Cash used in Investing Activities	(15,216)	(25,657)
Cash Flows from Financing Activities
Long-term debt repayments	(63)	(62)
Interest rate swap settlement receipts	3,738	3,558
Purchases of treasury shares	(9,980)	—
Dividends paid	(14,218)	(13,551)
Acquisition holdback payments	(1,210)	(562)
Taxes paid for shares withheld for equity awards	(12,314)	(11,866)
Net Cash used in Financing Activities	(34,047)	(22,483)
Effect of Exchange Rate Changes on Cash	(581)	(1,690)
Increase in cash and cash equivalents	77,903	16,379
Cash and Cash Equivalents at Beginning of Period	460,617	344,036
Cash and Cash Equivalents at End of Period	$538,520	$360,415

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended September 30,
	2024	2023
Net income	$92,063	$93,826
Interest (income) expense, net	(627)	1,320
Income tax expense	24,017	25,103
Depreciation and amortization of property	5,924	5,717
Amortization of intangibles	7,600	7,393
EBITDA	$128,977	$133,359

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended September 30,
	2024	2023
Net Cash provided by Operating Activities	$127,747	$66,209
Capital expenditures	(5,549)	(4,340)
Free Cash Flow	$122,198	$61,869

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.